Exhibit 99.3

PRO FORMA VALUATION REPORT

OBA FINANCIAL SERVICES, INC.

Germantown, Maryland

PROPOSED HOLDING COMPANY FOR:

OBA BANK

Germantown, Maryland

Dated As Of:

August 28, 2009

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.
Financial Services Industry Consultants

August 28, 2009

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Bank

20300 Seneca Meadows Parkway

Germantown, Maryland 20876

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On May 5, 2009, the Board of Directors of OBA Bancorp, MHC, Germantown, Maryland (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of OBA Bancorp, Inc. (“OBA Bancorp”), adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form. As a result of the conversion, OBA Bancorp, which currently owns all of the issued and outstanding common stock of OBA Bank will be succeed by a Maryland corporation with the name of OBA Financial Services, Inc. (“OBA Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as OBA Financial or the Company.

OBA Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including OBA Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 28, 2009

public in a direct community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of OBA Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, OBA Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, OBA Bank, the MHC and the other parties engaged by OBA Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of OBA Financial, OBA Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company that has included a review of audited financial information for the past five years through the fiscal year ended June 30, 2009 and a review of various unaudited information and internal financial reports through June 30, 2009 We have also conducted due diligence related discussions with OBA Financial’s management; Beard Miller Company LLP, OBA Financial’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., OBA Financial’s conversion counsel; and Keefe, Bruyette & Woods, Inc., OBA Financial’s financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors

August 28, 2009

We have investigated the competitive environment within which OBA Financial operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on OBA Financial and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of OBA Financial. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared OBA Financial’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on OBA Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of OBA Financial. The valuation considers OBA Financial only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that OBA Financial intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Boards of Directors

August 28, 2009

Valuation Conclusion

It is our opinion that, as of August 28, 2009, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $35,000,000 at the midpoint, equal to 3,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $29,750,000 and a maximum value of $40,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,975,000 at the minimum and 4,025,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $46,287,500 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,628,750.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of OBA Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of OBA Financial as of June 30, 2009, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of OBA Financial, management policies, and current conditions in the equity markets for thrift stocks, both existing

Boards of Directors

August 28, 2009

issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market, the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

OBA FINANCIAL SERVICES, INC.

OBA BANK

Germantown, Maryland

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.10
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.15
Asset Quality		I.17
Funding Composition and Strategy		I.18
Legal Proceedings		I.19

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Local Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Trends		II.9
Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Interest Rate Risk		III.14
Credit Risk		III.16
Summary		III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

OBA FINANCIAL SERVICES, INC.

OBA BANK

Germantown, Maryland

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.7
4. Primary Market Area		IV.7
5. Dividends		IV.9
6. Liquidity of the Shares		IV.9
7. Marketing of the Issue		IV.10
A. The Public Market		IV.10
B. The New Issue Market		IV.15
C. The Acquisition Market		IV.17
8. Management		IV.19
9. Effect of Government Regulation and Regulatory Reform		IV.19
Summary of Adjustments		IV.20
Valuation Approaches:		IV.20
1. Price-to-Earnings (“P/E”)		IV.21
2. Price-to-Book (“P/B”)		IV.22
3. Price-to-Assets (“P/A”)		IV.24
Comparison to Recent Offerings		IV.24
Valuation Conclusion		IV.25

RP® Financial, LC.	LIST OF TABLES
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LIST OF TABLES

OBA FINANCIAL SERVICES, INC.

OBA BANK

Germantown, Maryland

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Unemployment Trends	II.9
2.4	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Comparatives	IV.18
4.4	Public Market Pricing	IV.23

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

OBA Bank (“OBA Bank” or the “Bank”), chartered in 1861, is a federally-chartered stock savings bank headquartered in Germantown, Maryland. In December 2007, OBA Bank reorganized into the mutual holding company structure, forming OBA Bancorp, MHC (the “MHC”). The MHC owns 100% of the outstanding common stock of OBA Bancorp, Inc. (“OBA Bancorp”), a federal corporation. OBA Bank is the wholly owned subsidiary of OBA Bancorp. OBA Bank serves the Washington, D.C. metropolitan area through five banking offices located in the Maryland counties of Montgomery and Howard and the District of Colombia. A map of OBA Bank’s office locations is provided in Exhibit I-1. OBA Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2009, the MHC had consolidated total assets of $362.5 million, total deposits of $244.5 million and total equity of $38.6 million equal to 10.7% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On May 5, 2009, the Board of Directors of the MHC adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form. As a result of the conversion, OBA Bancorp, which currently owns all of the issued and outstanding common stock of OBA Bank will be succeed by a Maryland corporation with the name of OBA Financial Services, Inc. (“OBA Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as OBA Financial or the Company.

OBA Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including OBA Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 2

and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of OBA Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, OBA Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

OBA Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. OBA Financial’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originations of 1-4 family residential mortgage loans and funding has been largely generated through retail deposits. In recent years, the Company has constrained asset growth to facilitate repayment of wholesale funding sources and to support management of interest rate risk and credit risk. In particular, the Company’s strategies have provided for a steady decline in loans over the past five fiscal years, with most of the shrinkage consisting of 1-4 family loans. The decline in 1-4 family loans was attributable to such factors as accelerated repayments due to borrowers refinancing into lower rate loans, the sale of longer term fixed rate loan originations to the secondary market and the Company’s decision to generally price its 1-4 family loan rates above secondary market rates. Lending diversification by the Company has generally emphasized commercial real

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 3

estate loans and home equity lines of credit, which have been maintained at relatively balances over the past fives years. More recently, the Company has emphasized originations of commercial business loans, which has been the only area of notable loan growth over the past five years.

The Company’s strategy of not aggressively pursuing loan growth has supported management of credit risk exposure during the prevailing difficult credit cycle for mortgage lenders, as evidenced by continued maintenance of favorable credit quality measures for non-performing assets and credit quality related losses.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio has also declined over the past five fiscal years. In 2009 the Company incurred a loss on its investment portfolio due to other than temporary impairment (“OTTI”) losses recorded on investments in trust preferred securities. For the fiscal year ended June 30, 2009, the Company recorded OTTI losses of $1.0 million. Accordingly, the Company’s investments in trust preferred securities have been substantially reduced and currently constitute a minor portion of the investment portfolio. Mortgage-backed securities now comprise the major portion of the investment portfolio.

Asset shrinkage was largely pursued as means to reduce funding costs, as cash flow generated from the asset shrinkage was used to pay down relatively high costing wholesale funding sources consisting of brokered certificates of deposit (“CDs”) and long-term FHLB advances. Accordingly, with reduction in brokered CDs in the deposit base, transaction and savings accounts currently constitute more than half of the Company’s deposits. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances and securities sold under agreements to repurchase (“repurchase agreements”) constituting the sources of borrowings utilized by the Company.

OBA Financial’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, OBA Financial’s operating strategy has provided for relatively low levels of net interest income, due to narrow interest rate spreads. The narrow interest rate spreads reflect the relatively high funding costs of the Company’s wholesale funding. The Company’s relatively non-diversified operating strategy has

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 4

also generally supported a low level of operating expenses, although operating expenses showed a fairly notable increase in fiscal 2009 which placed upward pressure on the Company’s operating expense ratio. Revenues derived from non-interest income sources have been a fairly stable, but somewhat limited contributor to the Company’s core earnings base.

The post-offering business plan of the Company is expected to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. Specifically, OBA Financial will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize increasing the diversification of its loan portfolio composition with a particular emphasis on growth of commercial real estate and commercial business lending relationships. The Company’s strategy is to emphasize growth of core deposits as the primary source to fund asset growth, pursuant which the Company will seek to establish full service banking relationships with its loan customers. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income.

The Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of OBA Financial. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of OBA Financial. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. OBA Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in OBA Financial’s funding costs. Additionally, OBA Financial’s higher equity-to-assets ratio will also better position the Company to take advantage of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 5

expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets. The Company will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and its ability to offer stock as consideration. At this time, the Company has no specific plans for expansion, but as part of its business plan has identified establishing de novo branches as a growth strategy to be pursued. The projected uses of proceeds are highlighted below.

•

OBA Financial Services, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•

OBA Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with OBA Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years. From fiscal year end 2005 through fiscal year end 2009, OBA Financial’s assets decreased at a 5.1% annual rate. Asset shrinkage consisted of loans and investment securities, which funded reductions in deposits and borrowings over the five year period. A summary of OBA Financial’s key operating ratios for the past five fiscal years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

[Table Omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 7

OBA Financials loans receivable portfolio decreased at a 4.1% annual rate from fiscal year end 2005 through fiscal year end 2009, with the loan portfolio exhibiting a downward trend throughout the period. The loans receivable balance at June 30, 2009 was $283.6 million. The Company’s slightly lower rate of loan shrinkage compared to the rate of decline for assets served to increase the loans-to-assets ratio from 75.2% at fiscal year end 2005 to 78.3% at fiscal year end 2009.

While 1-4 family permanent mortgage loans represent the largest concentration in the Company’s loan portfolio, OBA Financial’s emphasis on implementation of a diversified lending strategy is evidenced by recent trends in the loan portfolio. Trends in the Company’s loan portfolio composition over the past five fiscal years show that the concentration of 1-4 family loans comprising total loans decreased from a peak ratio of 68.0% of total loans at fiscal year end 2006 to 57.0% of total loans at fiscal year end 2009. The decrease in the ratio of 1-4 family loans comprising total loans was most related to shrinkage of that portfolio and, to a lesser extent, growth of other loan types. From fiscal year end 2005 through fiscal year end 2008, areas of lending diversification generally declined slightly followed by growth during fiscal 2009 consisting primarily of commercial business loans and commercial real estate loans. Overall, from fiscal year end 2005 through fiscal year end 2009, commercial real estate loans (inclusive of multi-family loans) decreased from 19.5% to 17.9% of total loans and commercial business loans increased from 2.5% to 8.5% of total loans. Other areas of lending diversification for OBA Financial include home equity loans and lines of credit which increased from 12.2% of total loans at fiscal year end 2005 to 14.9% of total loans at fiscal year end 2009 and construction loans which increased from 1.2% of total loans at fiscal year end 2005 to 1.7% of total loans at fiscal year end 2009. Other than home equity lines of credit and home equity loans, the Company did not maintain any consumer loans at June 30, 2009.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting OBA Financial’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 8

maturities. Over the past five fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 14.2% of assets at year end 2008 to a high of 22.6% of assets at year end 2005. Cash and investments equaled 17.5% of total assets at June 30, 2009. In general, the balance of investment securities has trended lower since fiscal year end 2005 and the balance of cash and cash equivalents remained stable until increasing significantly during fiscal 2009. As of June 30, 2009, the investment portfolio was highly concentrated in mortgage-backed securities which consisted entirely of mortgage-pass-through certificates that are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). Mortgage-backed securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with OBA Financial’s investment philosophy. As of June 30, 2009, the mortgage-backed securities portfolio totaled $25.2million or 6.9% of assets. Beyond the mortgage-backed securities portfolio, investment securities held by the Company at June 30, 2009 consisted of trust preferred securities ($677,000) and equity securities ($50,000). The trust preferred securities, which had a book value of $2.1 million at June 30, 2009, consist of three variable rate pools of trust preferred securities issued by banks or their holding companies. As of June 30, 2009, all investment securities were maintained as available for sale and the net unrealized loss on the investment portfolio was $806,000 due to a $1.5 million unrealized loss on trust preferred securities offset by a $657,000 unrealized gain on the mortgage-backed securities portfolio. Exhibit I-4 provides historical detail of the Company’s investment portfolio. Other investments held by Company at June 30, 2009 consisted of $3.9 million of FHLB stock. The Company also held cash and cash equivalents amounting to $33.7 million or 9.3% of assets at June 30, 2009, which was at a comparatively high level than typically has been maintained by the Company.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s employees. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2009, the cash surrender value of the Company’s BOLI equaled $5.5 million.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 9

Over the past five fiscal years, OBA Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2005 through fiscal year end 2009, the Company’s deposits decreased at a 3.8% annual rate. Total deposits trended lower from fiscal year end 2005 to fiscal year end 2008, decreasing from $285.8 million or 64.0% of assets at fiscal year end 2005 to $216.2 million or 61.1% of assets at fiscal year end 2008. The reduction in deposits was driven by the pay down of brokered CDs, as the Company has sought to reduce the wholesale portion of its funding composition to reduce its overall funding costs. Comparatively, deposits increased to $244.5 million or 67.5% of assets at fiscal year end 2009, which was supported by growth of core deposits. The pay down of brokered CDs and recent growth of growth deposits has provided the Company with a higher concentration of core deposits relative to CDs. Core deposits comprised 52.5% of average total deposits for the fiscal year ended June 30, 2009, versus 47.3% of average total deposits for the fiscal year ended 2007.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal ear end 2005 to fiscal year end 2009, borrowings decreased at an annual rate of 11.4%. Asset shrinkage, along with deposit growth during fiscal 2009, funded the reduction in borrowings, in which the Company has emphasized repayment of higher rate long-term borrowings that were acquired in a higher rate environment to fund residential loan growth. Borrowings declined from a peak balance of $121.8 million or 27.3% of assets at fiscal year end 2005 to a low of $75.2 million or 20.7% of assets at fiscal year end 2009. Borrowings held by the Company at June 30, 2009 consisted of $56.4 million of FHLB advances and $18.8 million of repurchase agreements.

The Company’s equity increased at a 1.9% annual rate from fiscal year end 2005 through fiscal year end 2009, which was supported by retention of earnings during fiscal years 2006 through 2008 offset by a net loss recorded in fiscal 2009. Asset shrinkage combined with the increase in equity resulted in an increase in the Company’s equity-to-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 10

assets ratio from 8.0% at fiscal year end 2005 to 10.7% at fiscal year end 2009. All of the Company’s capital is tangible capital, and OBA Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2009. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, OBA Financial’s ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Company’s pro forma capital position.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years. The Company’s reported earnings over the past five fiscal years, ranged from a net loss of $621,000 or 0.18% of average assets in fiscal 2009 to net income of $1.6 million or 0.38% of average assets in fiscal 2006. The net loss recorded in fiscal 2009 was mostly related to OTTI losses on the Company’s investment in trust preferred securities. Increased loan loss and higher operating expenses also depressed the Company’s earnings during fiscal 2009. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of limited but stable source of earnings for the Company. Loan loss provisions and gains and losses from the sale of loans and investments have had a varied impact on the Company’s earnings over the past five fiscal years.

Over the past five fiscal years, the Company’s net interest income to average assets ratio ranged from a low of 2.15% during fiscal 2005 to a high of 2.43% during fiscal 2009. Overall, the Company’s relatively low net interest income to average assets ratios during the five year period is reflective of narrow interest rate spreads, which has been mostly related to high funding costs associated with the Company’s utilization of wholesale funding sources in the form of longer term fixed rate borrowings and brokered CDs. The increase in the Company’s net interest income ratio during fiscal 2009 reflects the favorable impact that the decline short-term interest rates and resulting steeper yield curve has had on the Company’s interest rate spread, as well as a shift in the Company’s funding composition towards a higher concentration of retail deposits

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 11

[Table Omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 12

supported by growth of core deposits and a reduction in wholesale funding sources. The Company’s interest rate spread increased from 1.99% during fiscal 2008 to 2.23% during fiscal 2009, which was the result of a more significant decline in funding costs relative to yields earned on interest-earning assets. The Company’s net interest rate spreads and yields and costs for the past five fiscal years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings over the past five fiscal years, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.18% of average assets during fiscal 2006 to a high of 0.27% of average assets during fiscal 2008. Non-interest operating income for fiscal 2009 equaled 0.25% of average assets. Customer service fees and income earned on BOLI constitute the largest sources of non-interest operating income for the Company.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 1.82% of average assets during fiscal 2005 to a high of 2.49% of average assets during fiscal 2009. Asset shrinkage placed upward pressure on the Company operating expense ratio during the fiscal years 2006 through 2008, while the higher operating expense ratio for fiscal 2009 was the result of an increase in operating expenses. Higher operating expenses in 2009 reflect the opening of a branch and additions to the Company’s lending staff. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2005 reflect a decrease in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 13

expenses). OBA Financial’s expense coverage ratio equaled 1.18 times during fiscal 2005 versus a ratio of 0.98 times during fiscal 2009. The decrease in the expense coverage ratio resulted from a more significant increase in the operating expense ratio compared to the increase in the net interest income ratio. Similarly, OBA Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 76.7% during fiscal 2005 was more favorable than its efficiency ratio of 93.1% for fiscal 2009.

Over the past five fiscal year years, maintenance of generally favorable credit quality measures and loan shrinkage substantially limited loan loss provision established during the period. In fact, no loan loss provisions were recorded in fiscal years 2005 and 2008 and recoveries to the allowance for loan losses were recorded in fiscal years 2006 and 2007. For fiscal 2009, loan loss provisions established equaled $877,000 or 0.25% of average assets. An increase in non-performing loans, net charge-off recorded during the period and the prevailing credit cycle were factors that contributed to the higher loan loss provisions established by the Company during fiscal 2009. As of June 30, 2009, the Company maintained valuation allowances of $1.2 million, equal to 0.41% of net loans receivable and 241.6% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five fiscal years.

Non-operating income over the past five fiscal years has primarily consisted of gains on the sale of loans and gains and losses on the sale of investment securities, which have had a relatively minor impact on the Company’s earnings. However, in fiscal 2009, the Company recorded a non-operating loss equal to 0.28% of average assets. The non-operating loss recorded during fiscal 2009 consisted of $1.0 million of OTTI losses on the Company’s investment in trust preferred securities, net of loan sale gains of $41,000. Loan sale gains reflect the sale of fixed rate loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company. Comparatively, the other components of the Company’s non-operating income are viewed as non-recurring income items. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 14

The Company’s effective tax rate ranged from a low of 30.42% during fiscal 2008 to a high of 45.91% during fiscal 2009. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 36.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s net interest margin has benefited from recent interest rate trends, which has provided for a steeper yield curve as the result of a decline in short-term interest rates. As of June 2009, the OTS Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 13% decline in OBA Financial’s NPV (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of fixed rate 1-4 family loans with terms of 30 years, maintaining an investment portfolio with varied maturities, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans. As of June 30, 2009, of the Company’s total loans due after June 30, 2010, ARM loans comprised 36.3% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing long-term FHLB borrowings, extending CD maturities through offering attractive rates on certain longer term CDs and through emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 52.5% of the Company’s average balance of deposits during fiscal 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 15

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

OBA Financial’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by home equity loans and lines of credit. More recently, the Company has emphasized growth of commercial business loans. Other areas of lending diversification for the Company include construction and land loans. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial real estate and commercial business loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be limited as new loan production will be offset by loan sales of most 30 year fixed rate originations and repayments on the existing portfolio. Exhibit I-9 provides historical detail of OBA Financial’s loan portfolio composition over the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2009.

OBA Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of longer term fixed rate loans. Loans are sold on a servicing retained basis. ARM loans offered by the Company have initial repricing terms of one, three or five years and are indexed to the one year rate for U.S. Treasury notes After the initial repricing period, ARM loans

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 16

convert to a one-year ARM loan for the balance of the mortgage term. Fixed rate loans are offered for terms of 10, 15, 20 or 30 years. Residential loans are generated through the Internet, the Company’s in-house lending staff and walk-ins and are substantially secured by properties in the Washington, D.C. metropolitan area. As of June 30, 2009, the Company’s outstanding balance of 1-4 family loans equaled $161.9 million or 57.0% of total loans outstanding.

The Company’s 1-4 family lending activities include home equity loans and home equity lines of credit. Home equity loans are amortizing loans with terms of up to 30 years and generally have a fixed interest rate. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 25 years consisting of a maximum ten year draw period and 15 year term for repayment of the loan. The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. As of June 30, 2009, the Company’s outstanding balance of home equity loans and home equity lines of credit equaled $42.3 million or 14.9% of total loans outstanding.

Construction loans originated by the Company consist substantially of loans to finance the construction of 1-4 family residences. The Company’s 1-4 family construction lending activities consist primarily of loans that are extended to builders to finance the construction of single-family homes on a speculative basis. Residential construction loans are offered as interest only loans during the construction period, with terms of up to 12 months and up to a LTV ratio of 80.0%. On a more limited basis, OBA Financial’s construction lending activities include loans for the construction of commercial properties, which are offered as interest only loans up to a LTV ratio of 80.0% based on the lower of the appraised value as completed or total cost. Construction lending is expected to remain as a limited area of lending diversification for the Company. As of June 30, 2009, OBA Financial’s outstanding balance of construction loans equaled $4.9 million or 1.7% of total loans outstanding

The balance of the mortgage loan portfolio consists of commercial real estate, multi-family and land loans, which are collateralized by properties in the Company’s regional lending area. OBA Financial originates commercial real estate and multi-family

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 17

loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate loans are offered as fixed rate loans with five year balloon provisions, with amortization terms of up to 25 years. Properties securing the commercial real estate loan portfolio include office buildings, strip shopping centers, gas stations, restaurants, apartment buildings and churches. Land loans consist substantially of properties that will be used for residential development and are typically extended up to a LTV ratio of 65.0%. As of June 30, 2009, the Company’s outstanding balance of commercial real estate loans totaled $50.8 million equal to 17.9% of total loans outstanding.

OBA Financial’s diversification into non-mortgage loans consists substantially of commercial business loans, as the Company is not active in the origination of consumer loans other than home equity loans and lines of credit. As of June 30, 2009, the Company did not hold any consumer loans other than home equity loans and lines of credit. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Commercial business loans offered by the Company consist of fixed rate term loans and floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal and generally have terms of five years or less. The commercial business loan portfolio consists substantially of secured loans. Expansion of commercial business and commercial real estate lending activities are areas of lending emphasis for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of June 30, 2009, OBA Financial’s outstanding balance of commercial business loans equaled $24.2 million or 8.5% of total loans outstanding.

Asset Quality

The Company’s historical 1-4 family lending emphasis and contained loan growth have supported the maintenance of relatively favorable credit quality measures, even as credit market conditions have experienced significant deterioration in recent years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 18

Over the past five fiscal years, OBA Financial’s balance of non-performing assets ranged from a low of zero non-performing assets at fiscal year ends 2005 and 2006 to a high of 0.19% of assets at fiscal year end 2009. As shown in Exhibit I-11, non-performing assets at June 30, 2009 consisted of $483,000 of non-accruing loans and $193,000 of real estate owned. The entire balance of non-performing assets at fiscal year end 2009 consisted of residential properties.

To track the Company’s asset quality and the adequacy of valuation allowances, OBA Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2009, the Company maintained valuation allowances of $1.2 million, equal to 0.41% of net loans receivable and 241.6% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2009 deposits accounted for 76.5% of OBA Financial’s interest-bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three fiscal years. Transaction and savings account deposits constituted slightly more than half of the Company’s deposit base at June 30, 2009, with recent trends showing the concentration of core deposits increasing over the past three fiscal years. Transaction and savings account deposits constituted 52.5% of the average balance of deposits for the fiscal year ended June 30, 2009. Comparatively, transaction and savings account deposits constituted 47.3% of the average balance of deposits for the fiscal year ended June 30, 2007. The increase in the concentration of core deposits comprising total deposits was realized through a reduction in CD balances and growth of core deposits.

The balance of the Company’s deposits consists of CDs, which have declined in recent years. The decline in CDs balances has been mostly related to the Company’s

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 19

decision to allow run-off of brokered CDs as the mature. OBA Financial’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $105.2 million or 43.0% of total deposits at June 30, 2009 and 69.0% of the CDs were scheduled to mature in one year or less at June 30, 2009. As of June 30, 2009, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $58.9 million or 58.2% of total CDs. Approximately 43% of the jumbo CDs were scheduled to mature in one year or less at June 30, 2009. Exhibit I-13 sets forth the maturity schedule of the Company’s jumbo CDs as of June 30, 2009. The balance of brokered CDs totaled $23.6 million at June 30, 2009.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $56.4 million of FHLB advances at June 30, 2009 with a weighted average rate of 4.21%. FHLB advances held by the Company at June 30, 2009 consisted of a mix of short- and long-term borrowings, with maturities on long-term borrowings extending out beyond five years. The Company also held $18.8 million of repurchase agreements, $5.0 million which had a term of more than one year and a weighted average rate of 3.23% at June 30, 2009. The remaining $13.8 million of repurchase agreements were short-term borrowings with a weighted average rate of 0.57% at June 30, 2009. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three fiscal years.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

OBA Financial is headquartered in the city of Germantown, Maryland. The headquarters office and two branch office’s are located in Montgomery County, Maryland, just north of the Washington D.C., and southwest of Baltimore. The Company also maintains one branch in Washington D.C. and a newly opened location in Howard County. Exhibit II-1 provides information on the Company’s office properties.

Future growth opportunities for OBA depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, indications of a deepening recession were evident at the start of 2009 as December 2008 data showing a sharp drop in retail sales, a drop in durable-goods orders and rising unemployment. Lower retail sales and durable-goods orders reflected a cutback in consumer spending, as consumer spending declined for a fifth consecutive month in December 2008. The unemployment rate for December 2008 jumped to 7.2%, reflecting a loss of 524,000 jobs. New home construction dropped in December 2008 to the slowest pace since monthly records began in 1959 and new home sales fell to a record low as well. The broader economy continued to struggle in January, with the loss of 598,000 jobs pushing the January unemployment rate to 7.6%. The reading for consumer confidence hit a new low in January, as more homeowners struggled to avoid foreclosure. While U.S. manufacturing activity contracted at a slower rate in January and January retail sales were up from December, there was no evidence of a near term economic turnaround. Despite another sharp decline in home prices, existing home

RP® Financial, LC.	MARKET AREA
II.2

sales fell in January. The revised fourth quarter GDP showed the economy shrinking at the fastest pace in 26 years, contracting at an annualized rate of 6.3% compared to an initial estimate of a 3.8% decline.

Grim economic news continued to prevail in early-March 2009, as manufacturing activity contracted for the 13th month in a row in February and U.S. car sales fell 41% in February. The unemployment rate jumped to 8.1% in February, which was the highest level of unemployment since 1983 as employers cut 651,000 jobs in February. The Federal Reserve’s “beige book” survey found that the recession grew deeper and wider in January and February, reflecting cutbacks by consumers and companies. Comparatively, February economic data also showed some positive signs, as new home construction unexpectedly rose 22% in February and the 1.4% decline in February industrial production was the smallest drop in four months. Retail sales fell 0.1% in February, providing a potential sign that last year’s sharp declines in spending were easing. Lower prices supported increases in new and existing home sales in February, while the March employment report continued to paint a dismal picture of the national economy. The national unemployment rate for March jumped to 8.5%, as employers eliminated 663,000 jobs. Retail sales fell 1.1% in March, while March existing home sales showed a 3% decline. At the same time there were some encouraging signs for the economy in March, as pending home sales and construction spending rose in March. Overall, the U.S. economy contracted at a 6.1% annual rate in the first quarter (subsequently revised to 5.7%), but inventories and consumer spending rebounded.

The pace of layoffs slowed in April when U.S. employers cut 539,000 jobs, the fewest in six months, but the unemployment rate climbed to 8.9%. Retail sales fell 0.4% in April from March and housing starts hit a low in April, falling 12.8% from March. However, single-family home construction rose 2.8%. Durable-goods orders rose 1.9% in April, offering some evidence that the manufacturing slump was ending. Some other positive signs that the recovery was gaining strength included a 2.9% increase in existing home sales and consumer confidence shot higher in May to its highest level in eight months. May employment data showed job losses slowed for the fourth straight

RP® Financial, LC.	MARKET AREA
II.3

month, with employers cutting 345,000 jobs. However, the May unemployment rate jumped to 9.4%. Retail sales rose 0.5% in May on higher gas prices. Durable-goods orders rose and new home prices firmed in May, providing the latest evidence the U.S. economy’s free fall was ending.

Signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009; however, overall economic conditions remained weak. The decline in manufacturing activity slowed in June, while the June employment data showed more job losses than expected and an increase in the unemployment rate to 9.5%. Service sector activity improved in June and retail sales rose in June, but excluding gasoline and auto, sales fell for the fourth straight month. The index of leading economic indicators was up in June and the housing market showed some signs of recovery, as sales of new and existing homes rose in June. Notably, home prices in major U.S. cities registered the first monthly gain in a nearly a year for the three month period ending in May compared with the three months ending in April. The July employment showed the fewest job losses in a year and the July unemployment rate dipped to 9.4%, its first decline in nine months. July retail sales were down slightly, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders.

In terms of interest rate trends over recent quarters, interest rates remained at historically low levels during the first half of January 2009 based on concerns that deflation was creeping into the economy. Long-term Treasury yields edged higher in the second half of January and into early-February, with the yield on the 10-year Treasury note moving above 3.0% for the first time since late-November. News that the government was selling $67 billion of new Treasury securities and the pending stimulus package contributed to the decline in Treasury prices. Treasury prices moved higher in mid-February, as investors sought the safe haven of Treasury bonds amid falling stock prices and more economic worries. Interest rates stabilized in the second half of February, as U.S. consumer confidence fell in February to its lowest level in at least 41

RP® Financial, LC.	MARKET AREA
II.4

years. U.S. consumer confidence did however, rise slightly in March, but remained weak overall due to worries about job losses, a moribund housing sector and ailing banks. After their March meeting, the Federal Reserve decided to leave interest rates unchanged at a record low of between zero and 0.25%. The Fed also announced that it would spend up to $300 billion to buy long-term government bonds and an additional $750 billion would be used to purchase mortgage-backed securities guaranteed by Fannie Mae and Freddie Mac. The Fed also said its intent with these measures was to boost mortgage lending and the struggling housing market by lowering interest rates on mortgages and other forms of consumer debt.

Treasury yields remained at historically low levels through most of April 2009, with the yield on the 10-year Treasury note dipping to 2.76% in mid-April as Treasury bonds rallied on more troublesome economic data. The yield on the 10-year Treasury note edged above 3.0% in late-April and trended higher into mid-May on some positive economic data. In late-May, Treasury yields and mortgage rates surged to their highest level since November 2008, reflecting investor worries that deficit spending to fund stimulus programs could lead to inflation. The yield on the 10-year Treasury note jumped to 3.70% in late-May, providing for a steeper yield curve as the gap between two-year and 10-year Treasury notes widened to 2.75%. Interest rates stabilized in late-May and into the first half of June. The late-June meeting of the Federal Reserve concluded with keeping its target rate near zero.

Interest rates eased lower at the start of the third quarter of 2009, as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long term Treasury yields up slightly heading into late July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back

RP® Financial, LC.	MARKET AREA
II.5

in interest rates. Long-term Treasury yields reversed course on the stronger than expected report for July existing home sales and then stabilized in late-August. As of August 28, 2009, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.44% and 3.46%, respectively, versus comparable year ago yields of 2.19% and 3.79%. Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by OBA Financial. Table 2.1 presents information regarding the demographic and economic trends for the Company’s market area counties and the District of Columbia from 2000 to 2009 and projected through 2014. Data for the nation and the state of Maryland is included for comparative purposes. The market area is characterized by two large densely populated markets (Montgomery County and the District of Columbia) and a smaller but faster growing market (Howard County). From 2000 to 2009, Montgomery County’s population increased at a 1.0% annual rate from 2000 through 2009, versus a 0.3% annual population growth rate recorded by the District of Columbia over the same time period. Comparatively, Howard County’s annual population growth rate for the 2000 through 2009 period was 1.5%, which exceeded the comparable Maryland growth rate of 0.9% and the U.S. growth rate of 1.1%. The stronger population growth experienced in Howard County translated into stronger household growth as well. As a suburban market located between Baltimore and the District of Columbia, Howard County has benefited from the outward expansion of both of those metropolitan areas, providing commuters more affordable housing with newer infrastructure and other amenities. Consistent with state and national trends, population and household growth rates for Montgomery County and Howard County area projected to slow over the next five years. Comparatively, the population growth rate for the District of Columbia is projected to increase slightly over the next five years.

RP® Financial, LC.	MARKET AREA
II.6

[Table Omitted]

RP® Financial, LC.	MARKET AREA
II.7

Income data shows that the Montgomery and Howard County markets are relatively affluent markets, serving as a desired location for commuting into the District of Columbia and Baltimore as well as reflecting growth of employment opportunities throughout those metropolitan areas. Comparatively, the lower per capita and median household income measures reflected for the District of Columbia reflect a higher concentration of blue collar workers, both skilled and unskilled, as well as some poverty areas. Over the next five years, all three markets are projected to experience slower growth in household and per capita income, which is consistent with projected income trends for Maryland and the U.S. Household income distribution measures further underscore the greater affluence of the Montgomery and Howard County markets.

Local Economy

As the nation’s capital, the Washington, D.C. metropolitan area has a fairly diversified economy with the U.S. Government serving as the hub of economic activity throughout the regional market area. Beyond government jobs, employment throughout the region is influenced by the area’s proximity to the nation’s capital. Employment in services, government, wholesale and retail trade and finance, insurance and real estate (“FIRE”) constitute the basis of the local economy. Service jobs constitute the largest source of employment throughout the Company’s primary market area, as well as for the state of Maryland. Government jobs were the second largest employment sector in Montgomery County and the District of Columbia, with government jobs accounting for almost one-third of the jobs in the District of Columbia. Jobs in wholesale/retail trade were the second largest employment sector in Howard County. Overall, the comparatively larger influence of government related jobs in the regional economy generally provides for a more stable economy relative to other major metropolitan areas. Table 2.2 provides an overview of employment by sector in the state of Maryland, as well as for the primary market area counties and the District of Columbia.

RP® Financial, LC.	MARKET AREA
II.8

[Table Omitted]

Unemployment Trends

Comparative unemployment rates for Maryland, the regional area, as well as for the U.S., are shown in Table 2.3. With the exception of the District of Columbia, June 2009 unemployment rates for the primary market area counties and for Maryland were lower than the national unemployment rate of 9.4%. Consistent with state and national trends, June 2009 unemployment rates for the primary market areas were higher compared to a year ago with the unemployment rate for District of Columbia showing the largest increase.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.3

OBA Financial Services, Inc.

Unemployment Trends (1)

Region	June 2008 Unemployment	June 2009 Unemployment
United States	5.6%	9.4%
Maryland	4.4%	7.5%
Montgomery County	3.4%	5.7%
District of Columbia	6.8%	11.3%
Howard County	3.3%	5.8%
(1) Unemployment rates have not been seasonally adjusted. Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Trends

The Company’s retail deposit base is closely tied to the economic fortunes of the Washington, D.C. metropolitan area and, in particular, the markets that are nearby to one of OBA Financial’s office locations. Table 2.4 displays deposit market trends from June 30, 2005 through June 30, 2008 for the primary market counties and the District of Columbia. Additional data is also presented for the state of Maryland. Over the three year period, annual deposit growth rates for the markets served by the Company’s branches ranged from a low of 4.4% for Montgomery County to a high of 8.0% for the District of Columbia. Commercial banks maintained a larger market share of deposits than savings institutions in all of the market areas served by the Company’s branches. For the three year period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in Montgomery County and the District of Columbia and an increase in deposit market share in Howard County.

OBA Financial maintains its largest balance and largest market share of deposits in Montgomery County, where the Company is headquartered and the majority of its branch offices are located. The Company’s Howard County branch was opened subsequent to June 30, 2008 and, therefore, is not reflected in the data. During the three year period covered in Table 2.4, OBA Financial experienced a decline in deposits and deposit market share in both Montgomery County and the District of Columbia most of which was related to run-off of higher costing CDs including brokered CDs.

RP® Financial, LC.	MARKET AREA
II.10

[Table Omitted]

Competition

As implied by the Company’s very low market share of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by OBA Financial. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. Table 2.5 lists the Company’s largest competitors in the markets currently served by its branches, based on deposit market share as noted parenthetically. The Company’s market share and market rank are also provided in Table 2.5.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.5

OBA Financial Services, Inc.

Market Area Deposit Competitors

Location	Name

Montgomery County	Chevy Chase Bank (25.9%)
Bank of America (12.7%)
SunTrust Bank (12.3%)
Wachovia (12.14%)
OBA Financial (0.78%) Rank: 15 of 36

District of Columbia	Wachovia (29.3%)
Bank of America (15.2%)
PNC Bank (10.49%)
OBA Financial (0.13%) Rank: 24 of 34

Howard County	Bank of America (16.44%)
Columbia Bank (14.44%)
PNC National Bank (12.2%)

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of OBA Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of OBA Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to OBA Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

are approximately 149 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since OBA Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of OBA Financial. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Mid-Atlantic institutions with assets between $250 million and $1.0 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings with a core ROE of less than 10%. Six companies met the criteria for Screen #1 and four were included in the Peer Group: BCSB Bancorp of Maryland, Elmira Savings Bank of New York, Fidelity Bancorp, Inc. of Pennsylvania and TF Financial Corp. of New York. Rome Bancorp of New York was excluded from the Peer Group based on its composition of earnings, which reflected significantly higher levels of net interest income and operating expenses as a percent of average assets relative to the comparable ratios for OBA Financial. WVS Financial Corp. of Pennsylvania was excluded from the Peer Group based on its interest-earning asset composition, which reflected a significantly high concentration of cash and investments comprising assets and a significantly lower ratio of loans comprising assets relative to OBA Financial’s ratios. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•

Screen #2 Midwest institutions with assets between $250 million and $1.0 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings with a core ROE of less than 10%. Six companies met the criteria for Screen #2 and all six were included in the Peer Group: Citizens Community Bancorp of Wisconsin, First Capital, Inc. of Indiana, LSB Financial Corp. of Indiana, Liberty Bancorp, Inc. of Missouri, River Valley Bancorp of Indiana and Wayne Savings Bancshares of Ohio. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

there are expectedly some differences between the Peer Group companies and OBA Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of OBA Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to OBA Financial’s characteristics is detailed below.

•

BCSB Bancorp, Inc. of Maryland. Selected due to Maryland market area, limited earnings contribution from non-interest operating income, comparable level of operating expenses, comparable concentration of 1-4 family loans as a percent of assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•

Citizens Community Bancorp Inc. of Wisconsin. Selected due to relatively high equity-to-assets ratio, similar interest-earning asset composition, similar interest-bearing funding composition, limited earnings contribution from non-interest operating income and comparable concentration of 1-4 family loans comprising assets.

•

Elmira Savings Bank of New York. Selected due to similar interest-bearing funding composition, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

Fidelity Bancorp, Inc. of Pennsylvania. Selected due to comparable net interest margin, comparable concentration of mortgage-backed securities and 1-4 family loans comprising assets and lending diversification emphasis on commercial real estate loans.

•

First Capital, Inc. of Indiana. Selected due to comparable asset size, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

LSB Financial Corp. of Indiana. Selected due to comparable asset size, same size of branch network, similar interest-bearing funding composition, comparable concentration of 1-4 family loans comprising assets and lending diversification emphasis on commercial real estate loans.

•

Liberty Bancorp, Inc. of Missouri. Selected due to comparable asset size, comparable size of branch network, relatively high equity-to-assets ratio and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

River Valley Bancorp of Indiana. Selected due to comparable asset size, similar interest-bearing funding composition, comparable level of operating expenses and lending diversification emphasis on commercial real estate loans.

•

TF Financial Corp. of Pennsylvania. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, limited earnings contribution from non-interest operating income, comparable level of operating expenses and lending diversification emphasis on commercial real estate loans.

•	Wayne Savings Bancshares of Ohio. Selected due to comparable asset size, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a lower level of tangible equity than the industry average (8.5% of assets versus 10.4% for all public companies), generated higher core earnings as a percent of average assets (0.40% core ROAA versus a net loss of 0.18% for all public companies), and earned a higher core ROE (4.35% core ROE versus negative 1.15% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

[Table Omitted]

Ideally, the Peer Group companies would be comparable to OBA Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to OBA Financial, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for OBA Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2009, unless indicated otherwise for the Peer Group companies. OBA Financial’s equity-to-assets ratio of 10.7% was slightly above the Peer Group’s average net worth ratio of 9.3%. Accordingly, with the infusion of the net conversion proceeds, the disparity between the Company’s and the Peer Group’s equity-to-assets ratios will widen further. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 10.7% and 8.5%, respectively. The increase in OBA Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both OBA Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Company’s ratios currently exceeding the Peer Group’s ratios. On a pro forma basis, the Company’s regulatory surpluses will become more significant.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both OBA Financial and the Peer Group. The Company’s loans-to-assets ratio of 78.3% was above the comparable Peer Group ratio of 70.9%. Comparatively, the Company’s cash and investments-to-assets ratio of 17.5% was below the comparable ratio for the Peer Group of 23.6%. Overall, OBA Financial’s interest-earning assets amounted to 95.8% of assets, which was slightly above the comparable Peer Group ratio of 94.5%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.6% of assets and goodwill/intangibles equal to 0.8% of assets, while the Company maintained BOLI equal to 1.5% of assets and a zero balance of goodwill and intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

OBA Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 67.5% of assets, which was below the Peer Group’s ratio of 72.7%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 20.7% and 16.8% for OBA Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.2% and 89.5%, respectively, with the Company’s slightly lower ratio supported by maintenance of a slightly higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 108.6% and 105.6%, respectively. The additional capital realized from stock proceeds should serve to provide OBA Financial with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. OBA Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2009, or the most recent twelve month period available for the Peer Group companies. OBA Financial recorded asset growth of 2.3%, which was less than the Peer Group’s asset growth rate of 6.2%. The Peer Group’s asset growth was in part supported by acquisition related growth, as Citizens Community Bancorp and Liberty Bancorp completed branch or whole institution acquisitions during the period. Asset growth for OBA Financial was sustained through a 26.4% increase in cash and investments, which was in part funded with a 2.3% reduction in loans. Asset growth for the Peer Group was sustained by a 4.2% increase in loans and a 13.1% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Asset growth for OBA Financial was funded with a 13.1% increase in deposits, which funded a 21.0% reduction in borrowings as well. Similarly, deposit growth of 11.2% funded the Peer Group’s asset growth, as well as a 6.9% decrease in borrowings. The Company’s capital decreased by 0.5% during the twelve month period, reflecting the net loss recorded during the period partially offset by a decrease in the net unrealized loss on available for sale investments. Comparatively, the Peer Group’s capital increased by 4.5% during the twelve month period, which was supported by retention of earnings. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2009, unless otherwise indicated for the Peer Group companies. OBA Financial reported a net loss equal to 0.18% of average assets, versus net income equal to 0.30% of average assets for the Peer Group. The net loss recorded by the Company was mostly attributable to OTTI losses on equity securities, while the Peer Group’s earnings were also negatively impacted by non-operating losses. Higher levels of net interest income and non-interest operating income represented earnings advantages for the Peer Group, while lower loan loss provisions and operating expenses represented earnings advantages for the Company.

The Peer Group’s stronger net interest margin was primarily realized through maintenance of a higher interest income ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.68% versus 5.18% for the Company). The Company’s interest expense ratio was slightly higher than the Peer Group’s, as the Company’s higher cost of funds (2.95% versus 2.71% for the Peer Group) was partially offset by its lower level of interest-bearing liabilities. Overall, OBA Financial and the Peer Group reported net interest income to average assets ratios of 2.43% and 2.94%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.49% and 2.63%, respectively. The Company’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income. Accordingly, consistent with the lower staffing needs of the Company’s operations, assets per full time equivalent employee equaled $6.1 million for OBA Financial versus $4.2 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, OBA Financial’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Company’s. Expense coverage ratios posted by OBA Financial and the Peer Group equaled 0.98x and 1.12x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.25% and 0.65% of OBA Financial’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Company’s and the Peer Group’s earnings, OBA Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 92.9% percent was less favorable than the Peer Group’s efficiency ratio of 72.7%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.25% and 0.38% of average assets, respectively. The lower level of loan provisions established by the Company was supported by its more favorable credit quality measures.

Net gains and losses realized from the sale of assets and other non-operating items including OTTI losses on equity securities equaled a net loss of 0.28% of average assets for the Company and a net loss equal to 0.20% of average assets for the Peer Group. As noted above, the net loss recorded by the Company was largely the result of OTTI losses on equity securities which was partially offset by modest gains on the sale of loans. The losses on equity securities are viewed as non-recurring earnings and are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

As the result of the net loss recorded during the period, OBA Financial recorded a tax benefit equal to 45.91% of the pre-tax loss. Comparatively, the Peer Group posted an effective tax rate of 26.50%. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 36.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Company’s loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as maintained by the Peer Group (51.6% of assets versus 48.5% for the Peer Group). The Company maintained a higher concentration of 1-4 family permanent mortgage loans, while the Peer Group maintained a higher concentration of mortgage-backed securities. Loans serviced for others equaled 5.7% and 9.8% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on the Peer Group’s earnings. Consistent with the Peer Group’s higher ratio of loans serviced for others as a percent of assets, loan servicing intangibles were a slightly larger factor on the Peer Group’s balance sheet (0.07% of assets versus 0.01% for the Company).

Diversification into higher risk and higher yielding types of lending was fairly comparable for the Company and the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (14.0% of assets), followed by consumer loans (11.7% of assets) and commercial business loans (6.7% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (19.6% of assets), with other areas of lending diversification reflecting fairly even distribution between consumer loans (5.5% of assets), commercial business loans (5.2% of assets) and construction/land loans (5.2% of assets). Lending diversification for the Company also included construction/land loans, equal to 1.4% of assets. Overall, the composition of the Company’s assets provides for a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (63.85% versus 69.60% for the Peer Group).

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, OBA Financial’s interest rate risk characteristics were considered to be slightly more favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

above the Peer Group ratios. The Company’s lower level of non-interest earning assets also represented an advantage with respect to having to depend less on the yield-cost spread to sustain the net interest margin. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for OBA Financial and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, OBA Financial and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding OBA Financial’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.19% and 0.17%, respectively, versus comparable measures of 1.48% and 1.72% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 241.61% and 157.72%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.41% for the Company, versus 1.02% for the Peer Group. Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled 0.07% of loans versus 0.21% of loans for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in OBA Financial’s operations and financial condition; (2) monitor OBA Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including OBA Financial’s value, or OBA Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area,

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of investments. The Company and the Peer Group reflected comparable levels of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a slightly lower risk weighted assets-to-assets ratio. OBA Financial’s funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly higher level of interest-earning assets and a slightly lower level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Company, while the Peer Group maintained higher loss reserves as a percent of loans. Net loan charge-offs were a slightly larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (17.5% of assets versus

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

23.6% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly less than the Peer Group’s, given the slightly higher level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company compared to the Peer Group’s ratio, which was attributable to OBA Financial’s slightly higher capital position. Following the stock offering, the increase in the Company’s capital position will further reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a slightly higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, OBA Financial’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, OBA Financial’s balance sheet strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Reported Earnings. The Company reported a net loss equal to 0.14% of average assets, versus net income equal to 0.30% of average assets for the Peer Group. The net loss recorded by the Company was due to OTTI losses recorded on investment securities, which are not considered to be part of the Company’s core earnings. The Peer Group’s reported earnings were similarly impacted by non-operating losses. The Peer Group maintained earnings advantages with respect to net interest income and non-interest operating income, while loan loss provisions and operating expenses were earnings advantages for the Company. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Company’s reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s lower ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.98x versus 1.12X for the Peer Group). Similarly, the Company’s efficiency ratio of 92.9% was less favorable than the Peer Group’s efficiency ratio of 72.7%. Loan loss provisions had a more significant impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a comparable degree of volatility was associated with their respective net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios as well level of non-interest earning assets were slightly more favorable for the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

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IV.6

•

Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.38% of average assets versus 0.25% of average assets for the Company). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was similar for the Company and the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Company, while the Peer Group maintained higher loss reserves as a percent of loans . Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is less favorable than the Peer Group’s ROE. Accordingly, as the result of the Company’s lower core earnings and the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis can be expected to initially remain lower than the Peer Group’s ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, OBA Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

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IV.7

3.	Asset Growth

The Peer Group’s asset growth rate exceeded the Company’s growth rate during the period covered in our comparative analysis, based on growth rates of 6.2% and 2.3%, respectively. Asset growth for the Peer Group was sustained by a combination of loans and cash and investments, while the Company’s asset growth consisted of cash and investments which was largely offset by a decline in loans. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. OBA Financial serves the Washington D.C. metropolitan area through the main office and four branch offices. The Company’s primary market area county is considered Montgomery County, where the main office and two branches are located. Montgomery County’s population and household growth rates have paralleled the national growth rates since the beginning of the decade. Montgomery County’s relatively large and affluent population base has fostered a highly competitive banking environment in which the Company competes against other community banks as well as institutions with a regional or national presence.

The Peer Group companies generally operate in a mix of urban, suburban and rural markets, with a large majority of the markets served by the Peer Group companies having significantly smaller populations compared to Montgomery County. The markets served by the Peer Group companies, on average, reflected slower population growth and lower per capita income compared to the comparable growth rates for Montgomery County. Likewise, Montgomery County’s per capita income as a percent of Maryland’s per capita income was above the comparable ratio for the Peer Group companies on average. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company’s market share of deposits in

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Montgomery County, which is indicative of the fewer number of banking competitors that operate in the majority of the markets served by the Peer Group companies. Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by OBA Financial in Montgomery County, while the growth potential in the markets served by the Peer Group companies was also viewed to be less favorable in comparison to OBA Financial’s market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, June 2009 unemployment rates for all of markets served by the Peer Group companies exceeded the comparable unemployment rate for Montgomery County. On balance, we concluded that a moderate upward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

OBA Financial and the Peer Group Companies(1)

	County	June 2009 Unemployment

OBA Financial – MD	Montgomery	5.7%

Peer Group Average		9.0%

BCSB Bancorp, Inc. – MD	Baltimore	8.0%
Citizens Community Bancorp. – WI	Eau Claire	7.5
Elmira Savings Bank – NY	Chemung	9.7
Fidelity Bancorp, Inc. – PA	Allegheny	7.0
First Capital, Inc. – IN	Harrison	9.7
LSB Financial Corp. – IN	Tippecanoe	10.3
Liberty Bancorp, Inc. – MO	Clay	8.4
River Valley Bancorp – IN	Jefferson	10.9
TF Financial Corp. – PA	Bucks	7.6
Wayne Savings Bancshares – OH	Wayne	10.7

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

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IV.9

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.19% to 6.86%. The average dividend yield on the stocks of the Peer Group institutions equaled 3.47% as of August 28, 2009. As of August 28, 2009, approximately 70% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.30%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.9 million to $49.8 million as of August 28, 2009, with average and median market values of $28.2 million and $26.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.5 million to 5.5 million, with both average and median shares outstanding of 2.9 million. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be fairly comparable to the Peer Group’s averages and medians. Like all of the Peer Group companies, the

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Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as OBA Financial: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Maryland. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started 2009 on an upswing for the first two trading days in 2009 which was followed by a one day decline of 245 points in the Dow Jones Industrial Average (“DJIA”). Profit warnings and more evidence of rising unemployment were factors that contributed to the sell-off. Growing concern that the bear market wasn’t over and the start of an expected dismal fourth

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quarter earnings season accelerated the slide in the broader stock market going into mid-January. The downturn in stocks continued into the second half of January, led by a sell-off in bank stocks amid multi-billion dollar fourth quarter losses posted by some large banks both in the U.S. and Europe. Following a brief rebound in late-January, more weak economic data pushed stocks lower at the close of January providing for the worst January performance in the DJIA on record.

Stocks traded unevenly in early-February 2009 and then plunged to new bear market lows in mid-February, based on growing fears of a meltdown in the broader global economy. The negative sentiment in stocks generally continued to prevail through the balance of February and into the start of March, as investors around the globe bet on a prolonged recession and a sustained earnings downturn with the DJIA tumbling below 7000 in early-March for the first time in twelve years. With growing concerns of Citigroup becoming nationalized, the DJIA was down by 25% for the year through the first week of March. Stocks rebounded heading in mid-March on rekindled hopes that banks would weather the financial crisis and positive economic data showing a pick up in new home construction in February. The broader stock market advance strengthened in late-March, as stocks soared after the White House unveiled its plan to clean up banks’ balance sheets. Strong demand in an auction of seven year Treasury notes helped to push the DJIA into bull market territory in late-March, which was followed by a pullback as the U.S. Government threatened bankruptcy for GM and Chrysler. Overall, the first quarter was the sixth straight losing quarter for the DJIA, although the DJIA was up 7.7% in March.

A positive report on manufacturing activity in March and an easing of mark-to-market accounting rules on troubled assets fueled gains in the broader stock market at the start of the second quarter of 2009. For most of April, there were no sustained trends in the broader stock market as investors evaluated signs of an economic recovery and a mix of positive and negative first quarter earnings reports. Overall, strong earnings from some bellwether companies supported a 7.4% increase in the DJIA for the month of April. Stocks generally trended higher in early-May on some positive economic signs, which included April employment data that showed the pace of

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IV.12

layoffs slowed. Mixed economic data and profit taking provided day-to-day fluctuations in the broader stock market through the balance of May, with the DJIA posting a 2.9 % gain for the month. The broader stock market traded in a relatively narrow range during the first half June, which was followed by a pullback in mid-June as hopes for a quick economic recovery faded. The global economy continued to weigh down stocks heading into late-June, with the DJIA moving back into negative territory for 2009. More attractive valuations and gains in the energy sector helped to end the broader market downturn in late-June.

The downward trend in the broader market resumed in-early July 2009, with the DJIA falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected. Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers. The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June. Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August. The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery. Better-than-expected economic data for housing and consumer confidences sustained a positive trend in the stock market in late-August, the DJIA moving to new highs for the year. On August 28, 2009, the DJIA closed at 9544.20, a decrease of 17.3% from one year ago and an increase of 8.7% year-to-date, and the NASDAQ closed at 2028.77, a decrease of 14.3% from one year ago and an increase of 28.6% year-to-date. The Standard & Poor’s 500 Index closed at 1028.93 on August 28, 2009, a decrease of 19.8% from one year ago and an increase of 13.9% year-to-date.

The market for thrift stocks has been mixed as well in recent quarters, but in general has underperformed the broader stock market. Financial stocks continued to weigh heavily on the performance of the broader stock market during the first quarter of 2009, with the deepening recession extending the financial crisis into 2009. A gloomy

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IV.13

economic outlook by the Federal Reserve and indications that the December employment report would show mounting job losses pressured financial stocks lower at the start of 2009. Bank of America and Citigroup led a downturn in financial stocks going into mid-January, as both companies reported significant fourth quarter losses. Mounting concerns over the health of the banking system pushed bank and thrift stocks sharply lower going in the second half of January, with some of the nation’s largest banks trading down 30% to 50% in one day amid worse than expected credit quality deterioration reflected in fourth quarter earnings reports. Oversold thrift stocks bounced higher in late-January and then followed the broader stock market lower to close out January. After trading in a narrow range in early-February, financial stocks led the market lower into mid-February. More bad economic data and the lack of detail in the Treasury’s rescue plan for financial institutions contributed to the sell-off in financial stocks. Counter to the broader market, thrift stocks rebounded slightly at the end of February, which was followed by a sell-off in financial stocks in early-March on growing fears of Citigroup becoming nationalized and the implications of further credit quality deterioration amid the prolonged recession. Bank and thrift stocks led a rally in the broader market in mid-March, as investors reacted favorably to a Federal Reserve initiative to provide greater support to the mortgage lending and housing markets through the purchase of $750 billion of agency mortgage-backed securities. The rebound in financial stocks accelerated in late-March, with the release of further details of the U.S. Treasury’s plan to partner with private investors to purchase troubled assets serving as the catalyst to an explosive one day rally. Following a brief pullback, bank and thrift stocks closed out the first quarter with gains on encouraging signs that bank and thrift stocks may have bottomed out.

Thrift stocks underperformed the broader stock market during the second quarter of 2009, with credit quality concerns continuing to weigh on the sector in the face of declining home prices and rising commercial vacancy rates. Following a neutral start to the second quarter, thrift stocks move higher along with financial stocks in general on Wells Fargo’s mid-April announcement that it would book record first quarter earnings. Thrift stocks retreated heading into late-April, as investors reacted negatively to first quarter earnings reports showing credit losses growing at Bank of America and

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IV.14

Citigroup. Comments from the Treasury Secretary indicating that the large majority of banks have more capital than they need and a rally in the broader market provided a slight boost to the thrift sector in late-April, which was followed by the thrift sector settling into a narrow trading range during the first half of May. Thrift stocks dipped along with the broader market heading into second half of May, amid concerns about prolonged economic weakness and Standard & Poor’s warning that it may downgrade its rating of the United Kingdom. A healthy gain in the May Consumer Confidence Index and a well received auction of seven-year Treasury notes helped thrift stocks to close out May in a positive trend, which continued into the first part of June. Following a couple weeks of stability in the thrift sector, thrift stocks pulled back along with the broader market on economic and currency concerns. Another successful Treasury auction helped thrift stocks to rebound modestly in late-June.

Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector. Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks. Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports. News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession. Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement may subside for financial stocks in general. Signs that the housing market was improving boosted thrifts stocks heading into late-August, which was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market. On August 28, 2009, the SNL Index for all publicly-traded thrifts closed at 559.0, a decrease of 35.7% from one year ago and a decrease of 14.5% year-to-date.

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IV.15

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The marketing for converting thrift issues continued to be affected by the overall weak market for thrift stocks, as only three conversion offerings have been completed since the beginning of 2009. Two small standard conversion offerings were completed in the first quarter of 2009 and Territorial Bancorp’s standard conversion offering was completed on July 14, 2009. As shown in Table 4.2, Territorial Bancorp’s offering was well received, as the offering was closed at the top of the super range with gross proceeds totaling $122.3 million resulting in a pro forma price/tangible book ratio of 59.4% at closing. Territorial Bancorp’s trading price closed 47.5% above its IPO price after its first week of trading. As of August 28, 2009, Territorial Bancorp closed 60.0% above its IPO price. The success of Territorial Bancorp’s offering, in what is still considered to be a fairly weak market for thrift IPOs, is believed to be related to the specific attributes of Territorial Bancorp’s offering as opposed to a broader market trend. Territorial Bancorp is the largest thrift based in Hawaii and, counter to industry trends in general, has maintained strong earnings and very favorable measures for credit quality during a period when most institutions have reported depressed earnings and increases in loan delinquencies.

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[Table Omitted]

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Shown in Table 4.3 are the current pricing ratios for Territorial Bancorp. Based on Territorial Bancorp’s closing stock price as of August 28, 2009, Territorial Bancorp was trading at a P/TB ratio of 95.01%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on OBA Financial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Maryland. As shown in Exhibit IV-4, there were nine Maryland thrift acquisitions completed from the beginning of 2005 through August 28, 2009, and there are currently no acquisitions pending of a Maryland savings institution. The recent acquisition activity involving Maryland savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence OBA Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in OBA Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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[Table Omitted]

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IV.19

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, OBA Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects OBA Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Moderate Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Company’s pro forma reported and core earnings reflected net losses for the twelve months ended June 30, 2009, the Company’s pro forma P/E multiples were not meaningful for purposes of comparison to the Peer Group’s P/E multiples.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. In deriving OBA Financial’s valuation, RP Financial considered the P/B approach to be a highly valuable indicator of pro forma value, since the

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P/E approach did not render meaningful P/E multiples for the Company. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of August 28, 2009, the pro forma market value of OBA Financial’s conversion stock was $35,000,000 at the midpoint, equal to 3,500,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled a net loss of $621,000 for the twelve months ended June 30,

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IV.22

2009. In deriving OBA Financial’s core earnings, the only adjustments made to reported earnings were to eliminate the OTTI loss on equity securities and gain on sale of loans, which equaled $1.020 million and $41,000, respectively, for the twelve months ended June 30, 2009. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 36.0% for the earnings adjustments, the Company’s core earnings were determined to equal $6,000 for the twelve months ended June 30, 2009. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$(621)
Deduct: Gain on sale of loans(1)	(26)
Add back: OTTI loss on equity securities(1)	653

Core earnings estimate	$6

(1)	Tax effected at 36.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core earnings were negative throughout the valuation range. Accordingly, the Company’s pro forma P/E multiples were considered to be not meaningful (“NM”) throughout the valuation range. Comparatively, as shown in Table 4.4, the Peer Group’s average reported and core P/E multiples were 13.20 times and 15.13 times, respectively, and the Peer Group’s median reported and core earnings multiples were 12.50 times and 14.02 times, respectively.

Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $35.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 51.39%. In comparison to the average P/B and P/TB ratios for the Peer Group of 65.19% and 74.76%, the Company’s ratios reflected a discount of 21.2% on a P/B basis and a discount of 31.3% on a P/TB basis. In comparison to the

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[Table Omitted]

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2. Peer Group’s median P/B and P/TB ratios of 58.48% and 60.63%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 12.1% and 15.2%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 59.42%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 8.9% and 20.5%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected a premium of 1.6% and a discount of 2.0%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the pro forma net loss shown under the P/E approach. Furthermore, the Company/s P/B ratio at the top of the super range reflected a premium relative to the Peer Group’s median P/B ratio.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $35.0 million midpoint of the valuation range, the Company’s value equaled 8.93% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 5.62%, which implies a premium of 58.9% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 5.11%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 74.8%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Territorial Bancorp was the most recent standard conversion offering completed. In comparison to Territorial Bancorp’s pro closing forma P/TB ratio of 59.4%, the Company’s P/TB ratio of 51.4% at the midpoint value reflects an implied discount of 13.5%. At the top of the super range, the Company’s P/TB ratio of 59.4% was the same as Territorial Bancorp’s closing P/TB ratio. Territorial Bancorp’s current P/TB ratio, based on closing stock prices as of August 28, 2009, equaled 95.0%. In comparison to Territorial Bancorp’s current P/TB ratio, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 45.9% and at the top of the super range the Company’s P/TB ratio reflects an implied discount of 37.4%. As noted above in our discussion of the new issue market for thrift offerings, there were some very favorable attributes associated with Territorial Bancorp’s offering that were specific to Territorial Bancorp and not necessarily indicative of a broader market trend for other converting thrift issues such as OBA Financial in what continues to be a relatively weak market for financial stocks in general.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 28, 2009, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $35,000,000 at the midpoint, equal to 3,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $29,750,000 and a maximum value of $40,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,975,000 at the minimum and 4,025,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $46,287,500 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,628,750. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.